Exhibit 99.1
TLC Vision Completes Financial Restructuring
Emerges From Chapter 11 With Strong New Capital Structure; Announces New Board of Directors
ST. LOUIS, MO—(Marketwire — May 20, 2010) — TLC Vision (USA) Corporation (the “Company”), North America’s premier eye care services company, announced today that it has officially emerged from Chapter 11 as a newly reorganized, private company. The Company’s Plan of Reorganization (the “Plan”), which was confirmed by the U.S. Bankruptcy Court on May 6, 2010 and subsequently recognized by a Canadian court order, has become effective. All outstanding closing conditions have been satisfied or waived.
In accordance with the Plan, affiliates of Charlesbank Capital Partners, LLC and H.I.G. Capital, LLC have acquired substantially all the assets of TLC Vision Corporation, including 100% of the equity of the Company and TLC Vision Corporation’s six refractive centers in Canada. It is expected that any remaining assets of TLC Vision Corporation will be liquidated in a Canadian proceeding and that net proceeds of such liquidation, if any, will be distributed to TLC Vision Corporation’s creditors in accordance with the Plan.
James B. Tiffany, President and Chief Executive Officer of TLC Vision stated, “This is an exciting day for TLC Vision. We have successfully completed our financial restructuring in just five months and we exit Chapter 11 with a healthier balance sheet and an improved cost structure. We look forward to teaming with our new partners, Charlesbank and H.I.G. We are now better positioned both competitively and financially to take advantage of opportunities within our markets and achieve our true growth potential.”
Continued Tiffany, “I want to thank our employees, who worked tirelessly during the reorganization process to ensure our success, our surgeons and our network of over 5,000 optometrists, who continue to support TLC. Lastly, I offer a special thanks to our outgoing directors and advisors for their valuable guidance and encouragement throughout the process.”
In connection with TLC Vision’s completion of its financial restructuring, the Company announced a new Board of Directors whose members are:
Brandon C. White, Managing Director, Charlesbank Capital Partners, LLC
Joshua A. Klevens, Vice President, Charlesbank Capital Partners, LLC
Tim R. Palmer, Managing Director, Charlesbank Capital Partners, LLC
Timothy B. Armstrong, Managing Director, H.I.G. Capital, LLC
Brian D. Schwartz, Managing Director, H.I.G. Capital, LLC
“We welcome our new Board of Directors and look forward to benefitting from their guidance and experience as we set a course toward future growth,” said Tiffany.
The existing directors of TLC Vision Corporation have resigned as directors in accordance with terms of the Plan.
About TLC Vision
TLC Vision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers’ management, technology access service models, extensive optometric relationships, direct to consumer advertising and managed care contracting strength, TLC Vision maintains leading positions in Refractive, Cataract and

Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers’ website at www.tlcvision.com.
About Charlesbank Capital Partners
Based in Boston and New York, Charlesbank Capital Partners is a middle-market private equity investment firm managing more than $2 billion of capital. Charlesbank focuses on management-led buyouts and growth capital financings, typically investing $50 million to $150 million per transaction in companies with enterprise values of $100 million to $750 million. The firm seeks to partner with strong management teams to build companies with sustainable competitive advantages and excellent prospects for growth. For more information, visit www.charlesbank.com.
About H.I.G. Capital
H.I.G. Capital is a leading global private equity investment firm with more than $7.5 billion of equity capital under management. Based in Miami, and with offices in San Francisco, Atlanta, Boston and New York in the U.S., as well as affiliate offices in London, Hamburg and Paris in Europe, H.I.G. specializes in providing capital to small- and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of profitable and well managed service or manufacturing businesses. H.I.G. also has extensive experience with financial restructurings and operational turnarounds. Since its founding in 1993, H.I.G. has invested in and managed more than 200 companies worldwide. The firm’s current portfolio includes more than 50 companies with combined revenues in excess of $8 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.
Contacts:
James J. Hyland
VP Investor Relations
(636) 534-2369
investor.relations@tlcvision.com
Maura M. Turner
VP, Communications
617-619-5457
mturner@charlesbank.com
Wendy L. Matheny
Senior Marketing Manager
(305) 379-2322
wmatheny@higcapital.com